5-a-1



June 23, 1995



Green Mountain Power Corporation
25 Green Mountain Drive
South Burlington, Vermont 05403

Green Mountain Power Corporation
Compensation Program for Officers and
Certain Key Management Personnel
50,000 Shares of Common Stock
$3.33-1/3 Par Value

Dear Sirs:

          We are acting as special counsel for Green Mountain Power Corporation, a Vermont corporation (the "Company"), in connection with the proposed issue by the Company of an additional 50,000 shares of the Company's Common Stock, $3.33-1/3 par value (the "Additional Common Stock"), pursuant to the Compensation Program for Officers and Certain Key Management Personnel (the "Program").

          As such counsel, we have:

               (a) reviewed the action heretofore taken by the Board of Directors of the Company in connection with the authorization of the issuance of the Additional Common Stock, the Program and related matters;

               (b)  reviewed (i) the Registration Statement (the
"Registration Statement") on Form S-8 relating to the Program and the Additional Common Stock, which we understand you propose to file with the Securities and Exchange Commission under the Securities Act of 1933 on the date hereof and (ii) the Program;

               (c) examined an order of the Public Service Board of the State of Vermont dated June 8, 1995, consenting to and approving the issue of the Additional Common Stock pursuant to the Program;

               (d) examined the opinion, dated the date hereof, addressed to you, of Peter H. Zamore, General Counsel for the Company, relating to the Additional Common Stock; and

               (e) made such examination of law and examined originals, or copies certified or otherwise authenticated to our satisfaction, of all such other corporate records, instruments, certificates of public officials and/or bodies, certificates of officers and representatives of the Company, and such other documents, and discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary in order to render the opinion hereinafter expressed.

          Based on the foregoing, we are pleased to advise you that, in our opinion:

          1. The Company is a corporation duly organized, incorporated and validly existing under the laws of the State of Vermont.

          2. The Public Service Board of the State of Vermont consented to the issue of the Additional Common Stock pursuant to the Program in the Order dated June 8, 1995.

          3. The Shareholders of Common Stock of the Company approved the issue of the additional Common Stock pursuant to the Program by a 74.4% majority on May 18, 1995.

          4. When (i) the Registration Statement has become effective; (ii) the Additional Common Stock has been duly listed on the New York Stock Exchange; and (iii) the Additional Common Stock has been duly issued pursuant to the Program to participants therein, then the Additional Common Stock will be validly issued and nonassessable.

          We hereby consent to:

          A. being named in the Registration Statement and in any amendment thereto under the heading "Legal Opinions";

          B. the making in said Registration Statement and in any amendments thereto of the statements now appearing in said
Registration Statement under the heading "Legal Opinions" insofar as they are applicable to us; and

          C. the filing of this opinion as an exhibit to the Registration Statement.

          We are members of the Bar of the State of New York and not of the State of Vermont and, in giving the foregoing opinion, we have relied upon the above-mentioned opinion of Peter H. Zamore as to all matters of Vermont law involved in the conclusions stated in our opinion.

Very truly yours,

/s/HUNTON & WILLIAMS
HUNTON & WILLIAMS